Exhibit 99.1
FOR IMMEDIATE RELEASE:                                                                May 8, 2008

Key Technology Appoints Gary Locke, former Governor of Washington State, to Board of Directors

WALLA WALLA, WA – Key Technology, Inc. (Nasdaq: KTEC) announced today the appointment of former Washington State Governor Gary F. Locke to serve as an independent Director of the Company effective September 8, 2008.

Locke served as Governor of the State of Washington from 1997 to 2005.  Upon leaving office, he joined the Seattle office of the international law firm Davis Wright Tremaine LLP in their China and governmental-relations practice groups.  Locke currently serves as a member of the Board of Directors of Safeco Corporation, a property and casualty insurance company.

David Camp, President and CEO, commented, “For some time, we have wanted to add a Board member who has Gary’s international understanding and relationships.  We believe that Gary will provide Key with an important strategic perspective as the Company expands its international business.  Gary Locke’s appointment to the Board of Directors confirms the Company’s commitment to these important markets.”

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage; and
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

CONTACT:	Key Technology, Inc., Walla Walla
David M. Camp, President and Chief Executive Officer – 509-529-2161